Exhibit 4.4

October 13, 2020

Insurance Acquisition Sponsor, LLC

Dioptra Advisors, LLC

2929 Arch Street, Suite 1703,

Philadelphia, PA 19104

Ladies and Gentlemen:

This letter agreement (“Letter Agreement”), by and between Shift Technologies, Inc., a Delaware corporation formerly known as Insurance Acquisition Corp. (the “Company”), on the one hand, and Insurance Acquisition Sponsor, LLC, a Delaware limited liability company (“IAC Sponsor”), and Dioptra Advisors, LLC, a Delaware limited liability company (“Dioptra Sponsor” and together with IAC Sponsor, “Sponsor”), on the other hand, is being delivered concurrently with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated June 29, 2020, by and among the Company, IAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Shift Technologies, Inc., a Delaware corporation.

The Company hereby agrees with Sponsor as follows:

1. For so long as Sponsor, Cohen & Company, LLC (“Cohen”), or any of their respective affiliates (as such term is defined in Rule 405 of the Securities Act of 1933, as amended, but excluding the Company) continues to hold shares representing at least two percent (2%) of the total voting power of shares entitled to vote in the election of directors of the Company issued and outstanding, the Company will (x) permit one (1) individual designated in writing by Sponsor from time to time (each, an “Observer”) to attend all meetings of the board of directors of the Company and of any committee thereof (the “Board”) as a non-voting observer (and who shall not be counted for determining the presence of a quorum of directors), (y) deliver to each Observer individual notice of such meetings at the same time and in the same manner as notice to the directors or committee members, and (z) deliver to each Observer any materials provided to the Board or any committee members concurrently with the delivery of such materials to the Board or such committee members; provided, however that such Observer must (i) satisfy all applicable requirements regarding service as a director of the Company under (1) NASDAQ rules (or the rules of the principal market on which the common stock is then listed) regarding service as a director, and (2) applicable laws, rules and regulations, and (ii) have not been involved in any of the events enumerated under Items 2(d) or 2(e) of Schedule 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision thereto, or Item 401(f) of Regulation S-K under the Securities Act, or any successor provision thereto (and if any designated Observer is not so qualified, Sponsor shall designate a replacement Observer). Sponsor may, by delivery of written notice to the Company, suspend the Company’s notice and materials delivery obligations under the immediately preceding clauses (y) and (z), or either of them individually, and such suspension shall continue for such period of time as may be set forth in such written notice, or until subsequent written notice is delivered by Sponsor to the Company requesting the recommencement of such delivery obligations. The foregoing notwithstanding, the Board (by duly adopted resolution or consent) shall retain the right to exclude an Observer from meetings, discussions and materials (i) to the extent the Board in the exercise of its business judgment reasonably believes there to be an actual or reasonably likely conflict of interest, (ii) with respect to (A) any discussions of disputes between the Company, on the one hand, and Sponsor, Cohen or any of their respective affiliates, on the other hand or (B) any matter in which the Sponsor, Cohen, any Observer or any of their respective affiliates have a business or financial interest (other than by reason of its interest as a stockholder of the Company), (iii) as necessary, upon advice from counsel to the Company, to protect attorney-client privilege or other similar privilege, and (iv) of the Board or any committee to the extent relating to an executive session of the Board or any such committee thereof that is limited solely to independent directors of the Board and the Company’s independent auditors or legal counsel, as applicable. No Observer, its affiliates or any of their respective employees, officers, directors, agents, successors or assigns shall have any fiduciary or similar duty to, or liability for any debt or obligation of, the Company or any of its subsidiaries as a result of this Letter Agreement or any exercise of, or failure to exercise, the rights of an Observer under this Letter Agreement. The Observer shall be bound by all confidentiality, conflicts of interests, trading and disclosure and other governance requirements of a director on the Board and, as a condition to the Observer’s exercise of its rights hereunder (including the receipt of any materials), the Observer shall duly execute and deliver a confidentiality agreement reasonably acceptable to the Company and Sponsor. The Observer shall not be entitled to assign or transfer his or her observer rights provided hereunder to any other person or entity.

2. The Company shall pay all reasonable reimbursable out-of-pocket costs and expenses (including, but not limited to, travel and lodging) incurred by an Observer, incurred in the course of his or her service hereunder, including in connection with attending regular and special meetings of the Board, any board of directors or board of managers of each of the Company’s subsidiaries and/or any of their respective committees, in each case solely to the extent such reimbursement is provided to members of the Company’s Board.

3. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, both written and oral, with respect to such subject matter hereof. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by each of the parties hereto.

4. Sponsor may not assign this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the Company; provided, however, that Sponsor may assign this Letter Agreement and any of Sponsor’s rights, interests or obligations hereunder to Cohen & Company, LLC or any of their respective affiliates with the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. Subject to the foregoing, this Letter Agreement shall be binding on each undersigned party and each of such undersigned party’s, as applicable, heirs, personal representatives, successors and assigns.

5. This Letter Agreement shall terminate on the earlier of (i) the date on which Sponsor is no longer entitled to designate an Observer in accordance with the ownership threshold set forth in Section 1; (ii) the date on which the Company files a voluntary petition in bankruptcy or is adjudicated bankruptcy or insolvent, or files any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the United States Bankruptcy Reform Act of 1978, as amended, or any similar law under any jurisdiction; and (iii) the date of consummation of any transaction or series of related transactions the result of which is the acquisition by any person or “group” (as defined in the Exchange Act) of persons of direct or indirect beneficial ownership of securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company, whether by acquisition, merger, consolidation, reorganization or other business combination, however effected, other than any such transaction (or series of related transactions) in which the equity holders of the Company as of immediately prior thereto continue to hold, after giving effect thereto, in each case directly or indirectly, more than 50% of the combined voting power of the then outstanding securities of the Company or the surviving person outstanding immediately after such combination.

6. This Letter Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Letter Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Letter Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Letter Agreement may not be enforced in or by such courts.

7. Each party acknowledges and agrees that monetary damages would not adequately compensate an injured party for the breach of this Letter Agreement by any party hereto and, accordingly, that this Letter Agreement shall be specifically enforceable, and that any breach of this Letter Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Letter Agreement were not carried out in accordance with the terms and conditions hereof.

8. In the event that any provision of this Letter Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, electronic or facsimile transmission.

10. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Letter Agreement.

[ signature page follows ]

Very truly yours,

SHIFT TECHNOLOGIES, INC. (f/k/a Insurance Acquisition Corp.)

By:	/s/ George Arison
Name:	George Arison
Title:	Co-Chief Executive Officer and Chairman

[Signature Page to Sponsor Letter Agreement]

INSURANCE ACQUISITION SPONSOR, LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer

DIOPTRA ADVISORS, LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]